600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

EXHIBIT 8.2

May     , 2006

KCS Energy, Inc.

5555 San Felipe Road, Suite 1200

Houston, Texas 77056

TAX OPINION

Ladies and Gentlemen:

We have acted as counsel to KCS Energy, Inc. (the “Company”) in connection with the preparation and filing of a registration statement on Form S-4, as amended from time to time, together with the exhibits thereto (the “Registration Statement”), filed by Petrohawk Energy Corporation, a Delaware corporation (“Petrohawk”), with the Securities and Exchange Commission on the date hereof, pursuant to the Securities Act of 1933, as amended. You have requested our opinion:

(i) as to certain federal income tax matters in connection with the merger (the “Merger”) of the Company with and into Petrohawk, pursuant to the Agreement and Plan of Merger, dated as of April 20, 2006, as amended and restated in its entirety by the Amended and Restated Agreement and Plan of Merger, executed May 16, 2006 and effective as of April 20, 2006, by and among the Company, Petrohawk and Hawk Nest Corporation, a Delaware corporation (as so amended, the “Agreement”); and

(ii) with respect to those federal income tax consequences under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement.

All capitalized terms which are not defined herein shall have the meanings assigned to them in the Merger Agreement.

In rendering our opinion, we have examined the Registration Statement, including the joint proxy statement/prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon written statements and representations of officers and other representatives of the Company and Petrohawk (the “Representations”). We have also assumed that the Merger will occur in the manner contemplated by the Registration Statement and in accordance with the Agreement with none of the terms or conditions of the Agreement being amended, waived or modified, and there are no arrangements other than those set forth in the Agreement between the parties thereto.

In rendering our opinion, we have also assumed the due authorization, execution and delivery by each party thereto of all documents, the genuineness of all signatures, the authority of all persons signing such documents on behalf of each party thereto, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original document of any document submitted to us as a certified, conformed or photostatic copy. We have assumed that all representations made “to the best knowledge of” any person will be true, correct and complete as if made without that qualification.

Austin            Dallas            Houston                London           Los Angeles            New York          The Woodlands        Washington, DC

KCS Energy, Inc.

May     , 2006

Subject to the limitations and qualifications set forth herein, we are of the opinion, based on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury regulations, existing court decisions, and existing public rulings and other administrative interpretations, and based on our review of such documents as we have deemed necessary, the Representations and all representations and assumptions contained in the Agreement or Registration Statement, all assumed to be accurate as of the Effective Time, that:

(i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

(ii) the Company and Petrohawk will each be a party to the reorganization within the meaning of Section 368 of the Code; and

(iii) the description of the United States federal income tax consequences appearing under the heading “Material U.S. Federal Income Tax Consequences” in the prospectus forming part of the Registration Statement accurately describes the material United States federal income tax consequences of the Merger under existing law and subject to the qualifications and assumptions stated therein.

Our opinion is based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred to above prove to be inaccurate, as of the Effective Time, our opinion may change.

Our opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered or can be inferred with respect to any other matter not specifically set forth in the foregoing opinion. Specifically, no opinions are expressed with respect to the tax consequences of the Merger under any foreign, state, or local tax law. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof.

In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. Finally, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,